Exhibit 4.33

Loan No.: 201180071475

Entrusted Loan Contract

(Unofficial English Translation Solely for Convenience)

Trustee: Bank of Weifang

Trustor: Fuwei Films (Shandong) Co., Ltd.

Loan No.: 201180071475

Entrusted Loan Contract

Party A:	Fuwei Films (Shandong) Co., Ltd.

Party B:	Bank of Weifang

Party C:	Weifang High-Tech Investment Co., Ltd.

In order to utilize its own fund more efficiently, Party A entrusted Party B to advance a loan to Party C. In accordance with the Contract Law and other relevant laws and regulations of PRC, after the equal consultation, Party A, Party B and Party C mutually agreed on the following terms:

1	KIND OF CURRENCY, AMOUNT, TERM, INTEREST RATE AND USAGE OF THE ENTRUSTED LOAN

Party A entrusts its own fund to Party B to advance a loan to Party C, and shall recover the principal and obtain the interest within the agreed period. The currency of the loan under this Contract is RMB35 million; the amount of the loan is thirty five million; the term of the loan is six months starting from October 28, 2011 to April 28, 2012; the annual interest rate is 8%; the loan is used for investment in projects.

2	COMMISSION FEE

The annual rate of commission fees determined by Party B as per the actual amount and term of the loan provided shall be 2‰ and paid by Party A.

3	CAPITAL WITHDRAWAL

Party B shall deposit the requested amount of the entrusted loan to Party C within five (5) days after Party C submits the Application for Entrusted Loan.

Party C’s account information is as follows:

Account Title: Weifang High-Tech Investment Co., Ltd.

Account Number: 0900012090051922

Beneficiary Bank: Bank of Weifang

4	INTEREST OVERDUE

If Party C fails to make repayment in accordance with the repayment schedule or reach any agreement on extension of the loan, it shall constitute overdue loan. Party B shall have right to charge the overdue interest on the amount of the loan overdue in accordance with the interest rate agreed herein plus 50% of such loan’s interest rate.

5	Rights and Obligations of Party B

5.1	Party B has the right to be repaid the principal, receive interest (including compound, overdue and appropriated penalty interest) and the necessary expenses from the Borrower in accordance with this Contract. Lender has the right to exercise any other rights under the relevant laws and regulations or stipulated in this Contract.

5.2	Party B shall not be liable for any failure in loan release or payment caused by freezing of the Party C’s loan release account or Party C’s trading partner’s account or any reasons otherwise.

6	Rights and Obligations of Party C

6.1	Party C shall repay the Loan under this Contract and pay the interest hereunder in accordance with the date, amount, currency set forth in this Contract.

6.2	Party C shall not use the proceeds of the Loan for any usage not stipulated in this Contract.

6.3	Party C shall be liable for the expenses under this Contract, including but not limited to, expenses for notary service, authentication, evaluation and registration.

6.4	Party C shall comply with the operation procedure and the general practice of the Lender and loan application, including but not limited to, facilitating Lender’s examination and supervision on Borrower’s operation status, and providing all the financial statements, or any other data and information requested by Lender, and shall guarantee that such documents, data and information are true, complete and accurate.

7	Other Terms

Borrower shall repay the Loan prior to the scheduled date at the agreed interest rate in accordance with the actual term of loan.

8	Breach of Contract

8.1	In the event that Party C fails to repay the principal or interest in full in a timely fashion, or to use the proceeds of the Loan as set forth in this Contract, Party B has the right to use the overdue penalty interest rate and appropriate penalty interest rate to calculate the interest.

8.2	In the event that Party C fails to repay the principal or interest in full in a timely fashion, Borrower shall be liable for the Lender’s expenses in exercising its creditor’s rights, including litigation cost (arbitration fee), costs of preservation of asset, costs of publication, enforcement costs, legal fees, travel and other expenses.

8.3	In the event that Party C avoids Party B’s supervision, fails to repay the principal or the interest of the Loan or avoids the repayment intentionally, Party B has the right to inform relevant government authority and to publish the payment notification on news media.

9	Applicable Law and Dispute Resolution

The Contract shall be governed and construed by laws of the People’s Republic of China.

Any dispute arising from or in connection with this Contract shall be resolved by filing a lawsuit to the competent court in the place where Party B is locate. During arbitration, both parties are still bound by other terms and conditions herein where there are no disputes.

10	Miscellaneous

10.1	This Contract comes into effect upon both Parties’ signing and stamping on this contract. The termination and amendments of this Contract shall be agreed by both parties.

10.2	This Contract is executed in three (3) counterparts. Each of the Parties and Weifang Municipal Fund Administration Committee shall keep one counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first set forth below.

October 28, 2011	October 28, 2011

Party A (seal):	Party B (seal):

Fuwei Films (Shandong) Co., Ltd.	Bank of Weifang

Legal Representative or Authorized Person	Responsible Person or Authorized Person

Xiaoan He	Haixia Ma

(signature or seal)	(signature or seal)

October 28, 2011

Party C (seal):

Weifang High-Tech Investment Co., Ltd.

Legal Representative or Authorized Person

Shouhua Duan

(signature or seal)